UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Blue Capital Reinsurance Holdings Ltd.

(Name of Registrant as Specified In Its Charter)

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BLUE CAPITAL REINSURANCE HOLDINGS LTD.

Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda

NOTICE OF 2019 ANNUAL GENERAL MEETING OF MEMBERS

(herein referred to as “Shareholders”)

To Be Held on May 8, 2019 at 10:00 a.m. Atlantic Daylight Time

To Our Shareholders:

The 2019 Annual General Meeting of Shareholders (the “2019 Annual Meeting”) of Blue Capital Reinsurance Holdings Ltd. (the “Company” or “Blue Capital”) will be held at the Company’s Principal Executive Offices at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda on May 8, 2019, at 10:00 a.m. Atlantic Daylight Time. At this meeting you will be asked to consider and vote on the following proposals:

1)	To fix the number of directors of the Company at five and to elect one Class C director nominee to the Company’s Board of Directors (the “Board”) for a term ending in 2022,

2)	To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”),

3)	To select, by a non-binding advisory vote, the frequency of the Say-on-Pay Vote (every one, two or three years), and

4)

To appoint Ernst & Young Ltd., an independent registered public accounting firm, as the Company’s independent auditor for 2019 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration.

In addition, we will consider any other business as may properly come before the 2019 Annual Meeting and any adjournments or postponement thereof.

The Company’s audited consolidated financial statements as of and for the year ended December 31, 2018, which are included in the Company’s Annual Report on Form 10-K (the “2018 Form 10-K”), as approved by the Board, will be presented at the 2019 Annual Meeting, pursuant to the provisions of the Bermuda Companies Act 1981, as amended (the “Companies Act”), and the Company’s Bye-Laws.

The close of business on March 14, 2019 has been fixed as the record date for determining the Shareholders entitled to notice of, and to vote at, the 2019 Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the 2019 Annual Meeting, a complete list of Shareholders entitled to vote at the 2019 Annual Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda. This Proxy Statement, the Notice of the 2019 Annual Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about March 26, 2019.

The Company’s Proxy Statement and 2018 Form 10-K are also available at https://materials.proxyvote.com/G1190F.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to the Company in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the 2019 Annual Meeting. Please note that the person designated as your proxy need not be a Shareholder. Persons who hold their voting shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board,

John V. Del Col

Secretary

Pembroke, Bermuda

March 19, 2019

THE COMPANY

We are a Bermuda exempted limited liability company that, through our subsidiaries, provides collateralized reinsurance in the property catastrophe market and invests in various insurance-linked securities. We were incorporated under the laws of Bermuda on June 24, 2013 and we commenced operations on November 12, 2013. Our headquarters and principal executive offices are located at Waterloo House, 100 Pitts Bay Road, Pembroke, Bermuda HM 08, which is also our registered office.

Our Common Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “BCRH” and on the Bermuda Stock Exchange under the symbol “BCRH.BH.”

Our business strategy is to build and maintain a diversified portfolio of reinsurance risks that will generate underwriting profits, which we intend principally to distribute to our shareholders through the payment of dividends, with returns commensurate with the amount of risk assumed. We seek to provide our Shareholders with the opportunity to own an alternative asset class whose returns we believe have historically been largely uncorrelated to those of other asset classes, such as global equities and bonds. Subject to the discretion of our Board, we intend to distribute a minimum of 90% of our annual Distributable Income to holders of our Common Shares. “Distributable Income,” a non-GAAP measure, means our GAAP net income plus (minus) non-cash expenses (revenues) recorded in our net income for the period. Subject to the discretion of the Board, we intend to make regular quarterly dividend payments for each of the first three quarters of each year, and either repurchase Common Shares or pay a fourth “special” dividend after the end of the year, should circumstances warrant such a repurchase or special dividend.

We operate as a single business segment through our wholly-owned subsidiaries: (i) Blue Capital Re Ltd. (“Blue Capital Re”), a Bermuda exempted limited liability company registered as a Class 3A insurer in Bermuda under the Insurance Act, which provides collateralized reinsurance; and (ii) Blue Capital Re ILS Ltd., a Bermuda exempted limited liability company that conducts hedging and other investment activities, including entering into industry loss warranties and purchasing catastrophe bonds, in support of Blue Capital Re’s operations.

Sompo International Holdings Ltd. (“Sompo International”), together with its wholly owned subsidiary, Endurance Specialty Insurance Ltd. (“Endurance Bermuda”), owns 33.2% of the Company’s outstanding Common Shares. Through each of the following roles and relationships, we leverage Sompo International’s reinsurance underwriting expertise and infrastructure to conduct our business: (i) Blue Capital Management Ltd. (the “Manager”), a wholly-owned subsidiary of Sompo International, manages our reinsurance underwriting decisions; (ii) Blue Water Re Ltd. (“Blue Water Re”), Sompo International’s wholly-owned special purpose insurance company, is a significant source of reinsurance business for us; and (iii) certain employees of Sompo International also serve as our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), our Secretary, and as two of our five directors, including the role of Chairman of the Board.

We qualify as a “smaller reporting company” as defined in Item 10(f) of Regulation S-K of the Securities Act of 1933. As a result, we are eligible to take advantage of scaled disclosure requirements about our executive compensation arrangements including, but not limited to:

•	no requirement to include a compensation discussion and analysis;

•	no requirement to include the grants of plan-based awards table;

•	no requirement to include a Compensation Committee report; and

•	no requirement to include disclosure of compensation committee interlocks and insider participation.

We intend to continue to utilize some, but not all, of the exemptions available to smaller reporting companies until such time that we are no longer a smaller reporting company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you invest.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.

Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda

PROXY STATEMENT

2019 Annual General Meeting of Shareholders

May  8, 2019

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board to be voted at the 2019 Annual Meeting to be held at the Company’s Principal Executive Offices at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda on May 8, 2019 at 10:00 a.m. Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of 2019 Annual Meeting and the accompanying form of proxy are being first mailed to Shareholders on or about March 26, 2019.

As of March 14, 2019, the record date for the determination of persons entitled to receive notice of, and to vote at, the 2019 Annual Meeting, there were 8,767,165 Common Shares outstanding. Common Shares are the only class of our share capital entitled to vote at the 2019 Annual Meeting. Common Shares are quoted on the NYSE under the symbol “BCRH” and the Bermuda Stock Exchange under the symbol “BCRH.BH.”

Holders of Common Shares are entitled to one vote on each matter to be voted upon by the Shareholders for each Common Share held.

The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is, the number of maximum possible votes entitled to attend and vote at a general meeting) of all of the issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business at the 2019 Annual Meeting.

At the 2019 Annual Meeting, Shareholders will also receive the report of our independent registered public accounting firm and may be asked to consider and take action with respect to such other matters as may properly come before the 2019 Annual Meeting.

Except for the non-binding advisory vote on the frequency of an advisory vote to approve executive compensation, which will be decided by the option that receives the most votes (every one, two or three years), each of the other proposals presented herein will be decided by the affirmative vote of a majority of the Common Shares voted at the 2019 Annual Meeting, provided a quorum is present. The Company intends to conduct all voting at the 2019 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2019. The Proxy Statement and the 2018 Form 10-K are available at https://materials.proxyvote.com/G1190F.

About the 2019 Annual Meeting

Where and when will the 2019 Annual Meeting be held?

The 2019 Annual Meeting will be held at the Company’s Principal Executive Offices at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda on May 8, 2019 at 10:00 a.m. Atlantic Daylight Time.

What will I be voting on?

At this meeting you will be asked to consider and vote on the following proposals:

1) To fix the number of directors of the Company at five and to elect one Class C director nominee to the Company’s Board for a term ending in 2022,

2) To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”),

3) To select, by a non-binding advisory vote, the frequency of the Say-on-Pay Vote (every one, two or three years), and

4) To appoint Ernst & Young Ltd., an independent registered public accounting firm, as the Company’s independent auditor for 2019 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration.

In addition, we will consider any other business as may properly come before the 2019 Annual Meeting and any adjournment or postponement thereof.

Who can vote?

You can vote at the 2019 Annual Meeting if you were a holder of record of Common Shares as of the close of business on March 14, 2019. Each Common Share is generally entitled to one vote.

How do I vote my Common Shares?

You can vote either in person at the 2019 Annual Meeting or by proxy whether or not you can attend the 2019 Annual Meeting.

To vote by proxy, you must either:

•	complete the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by internet (instructions are on the proxy card).

Can I change my vote?

Yes. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2019 Annual Meeting.

What if I do not vote for some of the matters listed on my proxy card?

Shareholders of Record. If you are the Shareholder of record and you do not vote your shares by proxy card or voting instruction form, by telephone, via the internet or in person at the 2019 Annual Meeting, your shares will not be voted at the 2019 Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your Common Shares and you do not provide specific instructions, your broker or other nominee may vote your shares only on those proposals on which your broker or nominee has discretion to vote. Under the rules of the NYSE, your broker or nominee does not have discretion to vote your uninstructed shares on non-routine matters, such as Proposals 1, 2 and Proposal 3, resulting in “broker non-votes,” which are not considered votes cast and therefore have no effect on the outcome of such proposals. However, your broker or other nominee does have discretion to vote your shares on routine matters such as Proposal 4.

How many votes are required to elect Directors and to adopt the proposals?

For Proposal 3, “Non-Binding Advisory Vote to Select the Frequency of the Say-on-Pay Vote,” the option that receives the most votes—every one, two or three years—will be considered the frequency approved by our Shareholders. The election of directors and each of the other proposals presented herein will be decided by the affirmative majority of the votes cast at the 2019 Annual Meeting, provided a quorum is present. The Company intends to conduct all voting at the 2019 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws. While the advisory vote on Proposals 2 and 3, “Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”)” and “Non-Binding Advisory Vote to Select the Frequency of the Say-on-Pay Vote,” respectively, will not be binding upon the Company, the Board and the Compensation Committee expect to consider the outcome of these votes when considering executive compensation and in determining the frequency of future advisory votes on executive compensation.

Could other matters be decided at the 2019 Annual Meeting?

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2019 Annual Meeting and this Proxy Statement. If any other business should come properly before the meeting, or any postponement or adjournment thereof, the proxyholders will vote on such matters at their discretion.

What happens if the meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How can I access proxy materials and the 2018 Form 10-K electronically?

The Proxy Statement and the 2018 Form 10-K are available at https://materials.proxyvote.com/G1190F.

Solicitation and Revocation

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD.

Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the 2019 Annual Meeting may do so by completing another form of proxy and delivering an executed proxy to the Secretary of the Company at the address indicated herein before the time of the 2019 Annual Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.

All Common Shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions given thereon. If no instructions are provided in a properly executed proxy, it will be voted in accordance with the Board’s recommendations as set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2019 Annual Meeting. If a Shareholder appoints a person other than the person named in the enclosed form of proxy to represent him or her, such person will vote the Common Shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before the commencement of the 2019 Annual Meeting by delivering to the Secretary of the Company at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2019 Annual Meeting. Attendance at the 2019 Annual Meeting by a Shareholder who has executed and delivered a proxy to us shall not constitute a revocation of such proxy.

Member brokerage firms of the NYSE that hold Common Shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon the proposal to appoint Ernst & Young Ltd., an independent registered public accounting firm, as the Company’s independent auditor for 2019 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration. The election of directors, the advisory vote to approve executive compensation and the advisory vote on the frequency of an advisory vote to approve executive compensation are considered to be non-routine matters upon which a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares. Broker non-votes occur when Common Shares held for a beneficial owner are not voted. If a Shareholder abstains from voting, or if a Shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast “For” or “Against” the proposal, but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present.

We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $1,500, plus the reimbursement of reasonable out-of-pocket expenses. Solicitation may be made by our directors and officers personally, by telephone, by internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the 2019 Annual Meeting to the beneficial owners of Common Shares that such persons hold of record.

PROPOSAL 1

APPROVAL OF A FIVE MEMBER BOARD AND ELECTION OF DIRECTORS

Our Bye-Laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy. Currently, the Board consists of five directors.

At the 2019 Annual Meeting, Shareholders are requested to fix the number of directors at five and to elect one Class C director nominee to the Board for a term ending in 2022.

Eric Lemieux has been nominated for election as a director at the 2019 Annual Meeting by the Company’s Compensation and Nominating Committee (the “Compensation Committee”). If elected, Mr. Lemieux will serve as Class C director for a three-year term expiring at the Company’s 2022 Annual General Meeting of Shareholders or until his successor is elected and qualified. In the event that Shareholders fail to elect the director nominee, the number of directors previously elected shall be deemed to be the number of directors so fixed.

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 1, WHICH CALLS FOR THE APPROVAL OF A FIVE MEMBER BOARD AND ELECTION OF THE DIRECTOR NOMINEE.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Director Nominees

The current members and nominees of the Board and terms of each class are set forth below:

Name	Age	Position	Director Since

Class A—term ending 2020

Michael J. McGuire	46	Chairman, CEO	2015
John R. Weale	60	Director	2013

Class B—term ending 2021

John V. Del Col	57	Director, Secretary	2017
D. Andrew Cook	56	Director	2013

Class C—term ending 2019

Eric Lemieux*	58	Lead Director	2013

*	Nominated for election at the 2019 Annual Meeting.

The director nominee for election at the 2019 Annual Meeting has been nominated by the Compensation Committee.

Mr. McGuire currently serves as Chief Financial Officer of Sompo International and Mr. Del Col currently serves as Secretary and General Counsel of Sompo International, and as a result they may face conflicts of interest that may make it difficult for them to operate our business. See “Certain Relationships and Related Transactions.”

The following information presents the principal occupations, business experience, and recent business activities involving the Company and other affiliations of the directors and director nominees:

Class A Directors, term expiring in 2020:

Michael J. McGuire. Mr. McGuire has been our Chairman since August 2015 and Chief Executive Officer since April 2017. He serves as Chief Financial Officer of Sompo International, a wholly-owned subsidiary of Sompo Holdings, Inc. Prior to assuming his role at Endurance Specialty Holdings Ltd., the predecessor to Sompo International (“Endurance Holdings”), in January 2006, Mr. McGuire led its external reporting, treasury and Sarbanes-Oxley compliance initiatives during 2003-2006. Prior to joining Endurance Holdings, Mr. McGuire was employed by Deloitte & Touche LLP (“Deloitte”) where he spent over nine years working in a variety of audit and advisory roles in the United States, Bermuda and Europe. In his last role at Deloitte, Mr. McGuire served as a senior manager in Deloitte’s merger and acquisition advisory practice, providing transaction accounting, structuring and due diligence services to private equity and strategic investors. Mr. McGuire is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. We believe Mr. McGuire’s qualifications to serve on the Board include his professional financial management and accounting experience of over 20 years in the accounting and reinsurance industries.

John R. Weale. Mr. Weale has been a director since August 2013. Until November 2011, Mr. Weale was Chief Financial Officer of Catalina Holdings (Bermuda) Ltd. (“Catalina Holdings”). Prior to his employment with Catalina Holdings, Mr. Weale spent over 13 years at IPCRe Limited and IPC Holdings, Ltd (collectively, “IPC”). At IPC, he served as Executive Vice President from July 2008 and Chief Financial Officer from June 1996, as well as interim President and Chief Executive Officer during 2009. Prior to IPC, he held various positions at American International Company, Limited, including Vice President—Insurance Management Services. Mr. Weale served as Chairman of the Board of Blue Capital Alternative Income Fund Limited from 2012 until July 2018. Mr. Weale has also served as Chairman of the Board and an audit committee member of Butterfield Money Market Fund Limited and Butterfield Liquid Reserve Fund Limited, and as a director of Butterfield Select Fund Limited. Mr. Weale is a Fellow of the Chartered Institute of Management Accountants and is a Chartered Global Management Accountant. We believe Mr. Weale’s qualifications to serve on the Board include his professional financial management and accounting experience of over 35 years in the insurance and reinsurance industries.

Class B Directors, term expiring in 2021:

John V. Del Col. Mr. Del Col has been a director since April 2017 and Secretary since August 2015. He serves as Secretary and General Counsel of Sompo International. Prior to joining Endurance Holdings, the predecessor to Sompo International, in January 2003, Mr. Del Col was General Counsel and Deputy General Counsel for several property and casualty reinsurers and a merchant bank, having begun his career in associate roles at several New York law firms. He holds a JD from Harvard University and an AB from Dartmouth College. He is admitted to practice law in New York State. We believe Mr. Del Col’s qualifications to serve on the Board include his professional management and legal experience of over 20 years in the insurance and reinsurance industries.

D. Andrew Cook. Mr. Cook has been a director since September 2013. From May 19, 2015 to February 2, 2019, Mr. Cook served as Chief Financial Officer of Global Partner Acquisition Corp. (‘GPAC”) (Nasdaq:GPAC) a blank check company formed for the purpose of effecting a business combination with one or more businesses. On February 2, 2019 the GPAC shareholders’ voted in favor of a business combination and accordingly, Mr. Cook resigned as CFO of GPAC. He is also a director and Investment Committee Chairman of Grey Castle Life Reinsurance (SAC) Ltd., a Bermuda based entity that participates in the life reinsurance run-off space. Mr. Cook served as President of Alterra Bermuda Limited from October 2010 to June 2013, in addition to his position as Executive Vice-President—Business Development, which he held from May 2010. From May 2010 to October 2010, he also served as Chief Integration Officer and Global Development Officer with Alterra Capital Holdings Limited (“Alterra Capital Holdings”). Mr. Cook served as Chief Financial Officer of Harbor Point Limited (“Harbor Point”) from September 2006 until the merger of Max Capital Group Ltd. and Harbor Point in May 2010, which became Alterra Capital Holdings. He also served as Deputy Chairman, President and Chief Financial Officer of Harbor Point Re Limited. From 2001 to 2006, Mr. Cook was the Chief Financial Officer of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company. From January 2001 until November 2001, he served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited. From 1999 to 2000, he worked as an independent consultant assisting clients in raising private equity capital. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited. Mr. Cook is a Canadian Chartered Professional Accountant. With his strong financial and accounting background, Mr. Cook serves as our Audit Committee Chair and meets the U.S. Securities and Exchange Commission (the “SEC”) definition of an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K. We believe Mr. Cook’s qualifications to serve on our Board include his extensive experience in the global insurance and reinsurance industries, including his executive management positions at major Bermuda-based reinsurance companies.

Class C Director and Director Nominee, term expiring in 2019:

Eric Lemieux. Mr. Lemieux has been a director since September 2013 and has been our Lead Director since October 2013. Since 2007, he has been the proprietor of Blue Pearl Advisors, Guilford, Connecticut, consulting on various insurance-related projects concentrating in the area of catastrophe risk management. From 2004 to 2007, he served as President of LightKeeper Specialty, Inc., a startup mono-line commercial insurer. Mr. Lemieux was a founding member of the Black Diamond Group in 2001 and served as a director until 2004. From 1999 to 2001, he was Managing Director at Allianz and from 1992 to 1998 he was Chief Actuary at CAT

Ltd., Bermuda. He previously held various actuarial positions at the Travelers Insurance Company from 1986 to 1992 and also worked at Liberty Mutual Group, Inc. from 1985 to 1986. Mr. Lemieux is a fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. We believe Mr. Lemieux’s qualifications to serve on the Board include his broad range of consulting and other experience in the reinsurance industry.

Executive Officers

(as of March 19, 2019)

Name	Age	Principal Position	Executive Officer Since
Michael J. McGuire (1)	46	CEO	2017
Greg A. Garside (2)	47	CFO	2015
John V. Del Col (3)	57	Secretary	2015

(1)	See the biography of Mr. McGuire under “Directors, Executive Officers and Corporate Governance.”
(2)	Mr. Garside also serves as the Controller and Vice President of Sompo International and is the Treasurer of the Manager.
(3)	See the biography of Mr. Del Col under “Directors, Executive Officers and Corporate Governance.”

Greg A. Garside. Mr. Garside has been the Company’s CFO since November 2015. Mr. Garside serves as the Controller and Vice President of Sompo International, and is the Treasurer of the Manager. He joined Endurance Holdings, the predecessor to Sompo International in 2002 and has held several financial reporting and controller positions of increasing responsibility. Prior to joining Sompo International, he served as Assistant Controller at LaSalle Re Ltd. and worked in the insurance audit practice at KPMG in Bermuda. Previously, he was a trainee accountant at Moore Stephens Chartered Accountants in London. Mr. Garside is a member of the Institute of Chartered Accountants in England and Wales.

Corporate Governance and Related Matters

The Board acts as the Company’s ultimate decision maker and advises and oversees management, which is responsible for day-to-day operations. The Company has adopted Corporate Governance Guidelines and Procedures (the “Corporate Governance Guidelines”) to provide a framework for the governance of the Company. This document is available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Corporate Governance Guidelines and Procedures) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics (the “Code of Conduct and Ethics”) for all its directors, officers and employees, including the Company’s CEO and CFO. This document is available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Code of Conduct and Ethics) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda. Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board (or the Audit Committee). Any such waivers or any amendments to the Code of Conduct and Ethics requiring disclosure under SEC and NYSE rules will be promptly disclosed on our website.

The Board and Committees

The Board

The Board currently consists of five members and is elected by Shareholders pursuant to the Company’s Bye-Laws. The Board is divided into three classes, Class A, Class B and Class C, with each class serving for a staggered three-year term. The Board selects our CEO and our CFO, who are charged with the conduct of our business. After selecting the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance. The Board’s ability to monitor senior management’s performance is facilitated by the presence of independent directors who have experience in the reinsurance business.

The Board has determined that the positions of CEO and Chairman may be held by the same individual. The Board believes that its current leadership structure is appropriate for the Company at this time. As CEO and Chairman, Mr. McGuire is responsible for the day-to-day management of the Company and presides over meetings of the Board. The Lead Director, Mr. Lemieux, leads meetings of the non-management directors and acts as liaison between the non-management directors and the CEO.

Sompo International has the right to nominate two out of our five directors (or, if the Board consists of more than five directors, no less than 40% of the total Board seats at any given time), until the later of the date on which: (i) Sompo International sells any Common Shares; and (ii) Sompo International owns less than 5% of the total Common Shares outstanding.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Board receives regular reports from the Manager on the risk management work undertaken by management and the extent of any action taken to address areas identified for improvement. The Board defines the risk measures and risk management processes to be used within the Company, including the definition of the Company’s risk appetite and its risk tolerances. Discussions of risk management reporting, risk tolerance, risk measurement, capital management and corporate strategy take place at each of the Board meetings.

Director Independence

Members of the Audit Committee and the Compensation Committee must meet all applicable independence tests as defined by the NYSE, the SEC and the Company’s Categorical Standards for Director Independence (the Company’s “Independence Standards”) as adopted by the Board and attached hereto as Appendix A. This document is also available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Corporate Governance Guidelines and Procedures).

The Board and the Compensation Committee have reviewed the responses of directors and director nominees to a questionnaire asking about their direct and indirect relationships with the Company (including those of their immediate family members) and other potential conflicts of interest, as well as pertinent materials provided by management related to transactions, relationships or arrangements between the Company and the directors or director nominees or parties related thereto.

The Board has concluded that each of Messrs. Cook, Lemieux and Weale is independent in accordance with the director independence standards of the NYSE, the SEC and the Company’s Independence Standards and that none of Messrs. Cook, Lemieux and Weale has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. Neither Mr. McGuire nor Mr. Del Col, by virtue of his directorships or management positions with Sompo International or its subsidiaries, is considered to be an independent director. Accordingly, the majority of the Board is comprised of independent directors.

Board and Committee Meetings

During 2018 there were four meetings of the full Board, four meetings of the Audit Committee and two meetings of the Compensation Committee. During 2018, each of our directors attended over 75% of the meetings of the full Board and committees during the period such director was a member.

As Lead Director, Mr. Lemieux attends and presides over each regularly scheduled executive session of non-management directors. The Board meets in executive session at least once during each year with only independent directors present.

It is the Board’s policy that all directors will attend, or otherwise participate in, our Annual General Meetings of Shareholders unless unavoidably prevented from doing so. Each of our directors attended the 2018 Annual General Meeting of Shareholders.

Committees of the Board

The Board had two standing committees during 2018, the Audit Committee and the Compensation Committee.

The following table outlines the current members of each of the committees:

Director	Audit Committee	Compensation Committee
D. Andrew Cook	Chair	X
John V. Del Col
Eric Lemieux	X	X
Michael J. McGuire
John R. Weale	X	Chair

Audit Committee

The Board has determined that all members of the Audit Committee are “independent” within the meaning of the NYSE listing standards and the rules and regulations of the SEC. The Board has also determined that all members of the Audit Committee are financially literate and that, at a minimum, D. Andrew Cook meets the requirements of being an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K.

The Audit Committee is primarily responsible for the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s internal audit activities and the independence, qualifications and performance of the Company’s independent registered public accounting firm.

Specifically, these duties include: (i) selecting and overseeing the Company’s independent registered public accounting firm; (ii) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (iii) overseeing the Company’s financial reporting activities, including its annual and quarterly reports to Shareholders, and the accounting standards and principles followed; (iv) overseeing the review of the financial reporting process and internal audit activities that are designed to provide management and the Audit Committee with assessments of the Company’s risk management processes and internal control systems; (v) approving audit and non-audit services provided to the Company by the independent registered public accounting firm; (vi) reviewing the organization and scope of the Company’s internal audit activities; (vii) addressing requests for waivers of conflict of interest situations; (viii) overseeing the Company’s legal and regulatory compliance; (ix) overseeing the Company’s disclosure and internal controls; (x) preparing the report of the Audit Committee required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement; (xi) providing an avenue of communication among the independent auditors, management and the Board; and (xii) fulfilling all other duties and responsibilities as outlined within the Committee’s charter.

The Audit Committee has established a charter, which outlines its primary duties and responsibilities. This document is available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Audit Committee Charter) and also may be obtained at no charge upon written request to the attention of the Company Secretary at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda. The Audit Committee’s report appears on page 14 of this Proxy Statement.

Compensation Committee

The Board has determined that all members of the Compensation Committee are “independent” within the meaning of the NYSE listing standards and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal duties and responsibilities of the Compensation Committee related to compensation include: (i) establishing, maintaining and administering compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to enable us to achieve superior operating results; (ii) approving and reviewing performance measures; (iii) evaluating performance and reviewing and approving all salary and incentive payments and equity awards for our executive officers; (iv) recommending to the Board management succession for all of our executive officers; (v) assisting in discharging the Board’s responsibilities regarding all compensation matters; (vi) overseeing the administration of our compensation plans; (vii) reviewing and making recommendations on the compensation of our non-management directors; (viii) overseeing our compliance with the compensation rules, regulations, and guidelines promulgated by the NYSE, the SEC and other law, as applicable; (ix) reviewing and discussing with management executive compensation information and making a recommendation to the Board as to whether such information shall be included in the appropriate regulatory filings; and (x) fulfilling all other duties and responsibilities as outlined within the Compensation Committee’s charter.

Pursuant to the terms of the Administrative Services Agreement with the Manager, which is described in more detail under the heading “Certain Relationships and Related Person Transactions—Service Agreements with Sompo International” beginning on page 20 of this Proxy Statement, the Manager provides us with, among other things, the services of our CFO, Mr. Garside, our CEO, Mr. McGuire, and our Secretary, Mr. Del Col, and is compensated for such services in accordance with the Administrative Services Agreement and the Investment Management Agreement. Nonetheless, the Compensation Committee is responsible for all aspects of compensation and benefits policies for any executive officers we may hire in the future. Our executive officers do not have any role in making determinations or recommendations regarding director compensation.

Neither the Compensation Committee nor management retained a compensation consultant during 2018.

The Compensation Committee is also responsible for nominating candidates for election to the Board and for reviewing and making recommendations on matters involving the general operation of the Board and our corporate governance.

The principal duties and responsibilities of the Compensation Committee related to nominating and corporate governance include: (i) establishing criteria for Board and committee membership and recommending to the Board proposed nominees for election to the Board and for membership on committees of the Board;

(ii) searching for qualified director candidates as needed and reviewing background information of candidates for selection to the Board, including those recommended by Shareholders, and making recommendations to the Board regarding such candidates; (iii) assisting the Board in identifying individuals qualified to become Board members consistent with criteria approved by the Board and set forth in the Corporate Governance Guidelines and recommending director nominees to the Board; (iv) evaluating whether each director candidate is independent, is financially literate, has accounting or related financial management expertise, qualifies as an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of us and Shareholders; (v) identifying potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts and Shareholder nominations; (vi) to the extent it deems appropriate, engaging a third-party search firm and other advisors to identify potential nominees for director; (vii) taking a leadership role on shaping our corporate governance; (viii) making recommendations to the Board regarding board governance matters and practices; and (ix) fulfilling all other duties and responsibilities as outlined within the Compensation Committee’s charter.

Pursuant to the Compensation Committee’s charter, a nominee recommended for a position on the Board should meet the following minimum qualifications: (i) such nominee must be over 21 years of age; (ii) such nominee must have the highest standards of integrity; (iii) such nominee must have significant accomplishments in his or her chosen field of expertise; (iv) such nominee must have experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization; (v) such nominee must be able to commit the appropriate time for preparing for Board meetings, attending meetings and other corporate governance matters; (vi) such nominee must be able to read and understand basic financial statements; and (vii) such nominee must be familiar with the role of the board of directors in a company. The Compensation Committee may determine that members of the Board should have diverse experiences, skills and perspectives as well as knowledge in the areas of insurance, reinsurance, investment, financial services and other aspects of the Company’s activities.

The Compensation Committee has established a charter, which outlines its primary duties and responsibilities. This document is available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Compensation and Nominating Committee Charter) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda.

Shareholder Recommendations

Shareholders who wish to recommend a person or persons for consideration as a nominee for election to the Board should send a written notice by mail, c/o Secretary, Blue Capital Reinsurance Holdings Ltd., Waterloo House, 100 Pitts Bay Rd., Pembroke Bermuda HM08 and include the following information:

•

the name(s) and address(es) of the Shareholder(s) making the nomination as they appear in the Register of Members and of the beneficial owner (if any), the number of Common Shares that are owned beneficially and of record by such Shareholder(s) and the period for which such Common Shares have been held;

•

a representation from the Shareholder(s) that he or she is a holder of record of the Common Shares and that he or she intends to vote in person or by proxy at the 2019 Annual Meeting to propose and vote for the nomination;

•	the name of each person whom the Shareholder(s) recommend(s) to be considered as a nominee;

•	a description of the relationship between the nominating Shareholder(s) and each nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included);

•	biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•	all information relating to such nominee required to be disclosed pursuant to Regulation 14A under the Exchange Act; and

•	written consent of the recommended nominee to nomination and to serving as a director, if elected.

Upon receipt of any such recommendations, the Company may request that the potential nominee complete a Directors’ and Officers’ Questionnaire soliciting information about such potential nominee’s independence, related person transactions and other relevant information required to be disclosed by the Company.

In the case of nominations or other proposals to be brought before the Annual General Meeting of Shareholders, Shareholders shall give notice of such proposals between 90 and 120 days prior to the first anniversary of the preceding Annual General Meeting of Shareholders. In the event that the date of the Annual General Meeting of Shareholders is advanced more than 30 days or delayed more than 90 days, such notice shall be given between 120 days prior to the Annual General Meeting of Shareholders and the later of: (i) the 90th day prior to such Annual General Meeting of Shareholders; and (ii) the 10th day following the first public announcement by the Company of the date of the Annual General Meeting of Shareholders. In the case of a nomination to be brought before a Special General Meeting (“Special General Meeting”), Shareholders shall give notice of such nomination between 90 and 120 days prior to the date of the Special General Meeting or, if later, within 10 days of the date of the first public announcement by the Company of such Special General Meeting. Shareholders who submit nominations or other proposals must also provide certain information with regard to their economic and other interests. A Shareholder who desires instead to directly nominate a candidate for election to the Board at the Annual General Meeting or a Special General Meeting of Shareholders must meet the deadlines and other requirements set forth in the Company’s Bye-Laws. Shareholders who wish to convene a Special General Meeting as provided by the Companies Act must also provide certain information with regard to their economic and other interests.

Shareholder Communications

Shareholders, as well as any other interested parties, may communicate directly with the Board by written notice or via the online contact area located under Corporate Governance / Shareholder Communications with the Board of Directors on our website at www.bcapre.bm. All written notices should be sent to the following address with return receipt requested: Attn: Chief Executive Officer, Blue Capital Reinsurance Holdings Ltd., Waterloo House,100 Pitts Bay Road, Pembroke, HM08, Bermuda. All inquiries and information requests will be handled in the first instance by the CEO. The correspondence will be evaluated by the CEO, who will forward a particular communication to the Board or the appropriate Board or Committee member(s) upon determining that it is made for a valid purpose and is relevant to the Company and its business. At each regularly-scheduled meeting of the Board, the CEO or his designee shall present a summary of all communications received since the last meeting that were not forwarded and upon request shall make such communications available to any or all of the directors.

Audit Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

Messrs. Cook, Lemieux and Weale currently serve on the Audit Committee. All current members of the Audit Committee will continue as members of the Audit Committee, assuming Mr. Lemieux is re-elected to the Board by the Shareholders.

After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that (i) all current Audit Committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, the SEC rules promulgated thereunder, and the applicable NYSE Corporate

Governance Rules, (ii) all current Audit Committee members are financially literate, and (iii) Mr. Cook qualifies as an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K. Shareholders should understand that this designation is an SEC disclosure requirement related to Mr. Cook’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cook any duties, obligations or liability greater than are generally imposed upon him as a member of the Audit Committee and the Board and his designation as a financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Other currently serving members of the Audit Committee and the Board may be considered financial experts, but the Board has not so designated them at this time.

The Board appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. The charter is available on the Company’s web site at www.bcapre.bm and is also available in print upon request to the Company. In addition, the Company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (i)—(iii) of the preceding paragraph of this report and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s 2018 Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements contained in the 2018 Form 10-K with management and the Company’s independent auditors;

•	reviewed and discussed the Company’s quarterly earnings press releases and related materials;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	reviewed the Company’s loss reserves;

•

met separately with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with senior management and internal auditors;

•

discussed with the Company’s senior management, independent auditors and internal auditors the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•	reviewed the Company’s whistleblower policy and its application;

•	met with the independent auditors privately and with management;

•

reviewed and discussed with the independent auditors (i) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (ii) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Auditing Standard No. 1301, “Communications with Audit Committees” and (iii) responsibilities, budget and staffing of the Company’s internal audit function;

•

received from the independent auditors written disclosures regarding the auditors’ independence required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with the independent auditors their independence; and

•

based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s internal auditors, recommended to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the 2018 Form 10-K.

In addition to the actions described above taken in connection with the preparation for the filing with the SEC of the Company’s 2018 Form 10-K, the Audit Committee oversees the internal audit services provided by the Manager to the Company. The committee reviews the proposed audit plans for the coming year and the coordination of such plans with the independent auditors. The Company’s internal audit objective is to evaluate and improve the effectiveness of the Company’s governance, risk management and internal control. To assist with the Audit Committee’s oversight, the Manager’s internal audit department provides an annual risk-based audit plan to the Audit Committee and periodic reports are additionally made to the Audit Committee summarizing the results of internal audit activities.

The Audit Committee appoints and annually evaluates the performance of the Company’s independent auditor and provides assistance to the members of the Board in fulfilling their oversight functions of the financial reporting practices. The Company’s current independent registered public accounting firm is Ernst & Young Ltd. (“Ernst & Young”). Ernst & Young has been the Company’s independent registered public accounting firm since July 2015, and the Audit Committee has selected Ernst & Young to be the Company’s independent registered public accounting firm for 2019.

The Audit Committee contracts with and sets the fees paid to the Company’s independent auditor. The fees for services for Ernst & Young’s audit services during 2018 are set forth under “Professional Fees Billed to the Company.” Audit fees relate to professional services rendered for the audit of consolidated financial statements of the Company, audits of the consolidated financial statements of Blue Capital Re and review of quarterly consolidated financial statements.

The Audit Committee also determines that the non-audit services provided to the Company by the independent auditors are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below under “Professional Fees Billed to the Company.” The Audit Committee annually conducts an evaluation of the independent auditors to determine if they will recommend the retention of the independent auditors. As part of the evaluation of the independent auditors, the Audit Committee surveys management and all members of the Audit Committee to determine if the independent auditors are meeting Company expectations. In addition, the Audit Committee obtains and reviews, at least annually, a report by the independent auditors describing; the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the independent auditors’ independence) all relationships between the independent auditors and the Company. Based upon the results of the evaluations mentioned, the Audit Committee recommends the retention of Ernst & Young as the Company’s independent auditors based upon the quality of audit services and sufficiency of resources provided.

While the Audit Committee has the duties and responsibilities set forth above and in its charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Audit Committee to ensure that the Company complies with all laws and regulations, its Code of Conduct and Ethics or its Corporate Governance Guidelines.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the independent auditors to the Company.

The Audit Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

March 19, 2019

Respectfully submitted,

The Audit Committee

D. Andrew Cook (Chair)

Eric Lemieux

John R. Weale

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 14, 2019 unless otherwise noted, with respect to the ownership of Common Shares by each person known by us to beneficially own more than 5% of the outstanding Common Shares. Common Shares are the only class of our equity securities entitled to vote at the 2019 Annual Meeting.

Name and Address of Beneficial Owner	Number of Common Shares Owned	Percentage of Common Shares Outstanding (1)
Sompo International Holdings Ltd. (2)	2,914,269	33.2%
Waterloo House, 100 Pitts Bay Road
Pembroke HM08 Bermuda

Donald Smith & Co., Inc. (3)	899,272	10.3%
152 W. 57th Street, 22nd Floor
New York, NY 10019

Baillie Gifford & Co. (4)	629,438	7.2%
Calton Square, 1 Greenside Row
Edinburgh EH1 3AN
Scotland, United Kingdom

Standard Life Aberdeen PLC (5)	529,913	6.0%
30 Lothian Rd.
Edinburgh
Scotland, United Kingdom

(1)	Based on 8,767,165 Common Shares outstanding as of March 14, 2019.
(2)	Information based on a Form 13D/A filed with the SEC on September 29, 2017 and Form 4 filed with the SEC by Sompo International on June 15, 2018.
(3)	Information based on a Schedule 13G, as of December 31, 2018, filed with the SEC by Donald Smith & Co., Inc. on February 8, 2019.
(4)	Information based on a Schedule 13G filed with the SEC by Baillie Gifford & Co. on January 21, 2014.
(5)	Information based on Schedule 13G/A, as of December 31, 2018, filed with the SEC by Standard Life Aberdeen PLC on February 12, 2019.

Security Ownership of Management

The following table sets forth information, as of March 14, 2019, with respect to the beneficial ownership of Common Shares by each of our directors, director nominees and named executive officers and by all of our directors, director nominees and executive officers as a group. None of the Common Shares shown as beneficially owned by our directors, director nominee and executive officers are known to have been pledged as collateral. Common Shares are the only class of our equity securities entitled to vote at the 2019 Annual Meeting.

Name of Beneficial Owner (1)	Number of Common Shares Owned	Percentage of Common Shares Outstanding (2)
D. Andrew Cook	4,182	*
John V. Del Col	—	*
Greg A. Garside	—	*
Eric Lemieux	6,682	*
Michael J. McGuire	—	*
John R. Weale	6,982	*
All directors, director nominees and executive officers as a group (6 persons)		*

*

Represents less than 1.0% of the outstanding Common Shares as of March 14, 2019. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act, meaning that none of the unvested RSUs held by our directors are deemed to be Common Shares outstanding for computing the percentage held by each person or entity listed because none of the RSUs are scheduled to vest within 60 days of March 14, 2019.

(1)	The address of each of the beneficial owners identified is Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda.
(2)	Based on 8,767,165 Common Shares outstanding as of March 14, 2019.

The Company’s Insider Trading Policy prohibits all our directors, officers and employees from buying or selling options on Common Shares, from hedging the value of Common Shares and from pledging Common Shares as collateral.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board has adopted a written Related Person Transaction Policy (the “Related Person Transaction Policy”), which is available on our website at (www.bcapre.bm > Corporate Governance > Corporate Governance Documents > Related Person Transaction Policy). Under this Related Person Transaction policy, all relationships between us and any of our directors, executive officers, beneficial holders of more than 5% of any class of our voting securities or their immediate family members will be reviewed by our Audit Committee to determine whether such persons have a direct or indirect material interest in a proposed transaction. This Related Person Transaction Policy will not be applicable to day-to-day allocation, underwriting or investment decisions of the Manager, but it will be applicable to any changes to the terms of any agreements we have entered into with the Manager.

The Audit Committee will review and approve or ratify any related person transactions. In the course of its review, the Audit Committee will consider all relevant facts and circumstances, including:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of the transaction;

•	whether the transaction would impair the judgment of a director or executive officer in acting in our best interests;

•	the importance of the transaction to the related person; and

•	any other matters it deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or any vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee to consider the transaction.

We have entered into transactions with parties that are related to the Company. We believe that each of these transactions, as described below, was made on terms no less favorable to us than we could have obtained from unrelated parties.

Service Agreements with Sompo International

Through each of the following roles and relationships, we leverage Sompo International’s reinsurance underwriting expertise and infrastructure to conduct our business: (i) the Manager manages our reinsurance underwriting decisions; (ii) Blue Water Re, Sompo International’s wholly-owned special purpose insurance company, is a significant source of our reinsurance business (as described below); (iii) Mr. McGuire, Sompo International’s CFO and the Manager’s Chief Executive Officer and director, serves as our CEO and Chairman of the Board; (iv) Mr. Garside, the Controller and Vice President of Sompo International and the Treasurer of the Manager, serves as our CFO; and (v) Mr. Del Col, Sompo International’s General Counsel and a director of the Manager, serves as our Secretary and a director.

All of the compensation to which Messrs. Del Col and McGuire are entitled as directors of the Company has been assigned and paid directly to Sompo International.

Sompo International provides services to Blue Capital through the following arrangements:

BW Retrocessional Agreement. Through a retrocessional contract dated December 31, 2013 (the “BW Retrocessional Agreement”), between Blue Capital Re and Blue Water Re, Blue Water Re has the option to cede to Blue Capital Re up to 100% of its participation in the ceded reinsurance business it writes, provided that such business is in accordance with the Company’s underwriting guidelines. Pursuant to the BW Retrocessional Agreement, Blue Capital Re may participate in: (i) retrocessional, quota share or other agreements between Blue Water Re and Sompo International or other third-party reinsurers, which provides it with the opportunity to participate in a diversified portfolio of risks on a proportional basis; and (ii) fronting agreements between Blue Water Re and Sompo International or other well capitalized third-party rated reinsurers, which allows Blue Capital Re to transact business with counterparties who prefer to enter into contracts with rated reinsurers.

Investment Management Agreement. The Company has entered into an Investment Management Agreement with the Manager. Pursuant to the terms of the Investment Management Agreement, the Manager has full discretionary authority, including the delegation of the provision of its services, to manage the Company’s assets, subject to the Company’s underwriting guidelines, the terms of the Investment Management Agreement and the oversight of the Board.

Underwriting and Insurance Management Agreement. The Company, Blue Capital Re and the Manager have entered into an Underwriting and Insurance Management Agreement (the “Underwriting and Insurance Management Agreement”). Pursuant to the Underwriting and Insurance Management Agreement, the Manager provides underwriting, risk management, claims management, ceded retrocession agreements management and actuarial and reinsurance accounting services to Blue Capital Re. The Manager has full discretionary authority to manage the underwriting decisions of Blue Capital Re, subject to the Company’s underwriting guidelines, the terms of the Underwriting and Insurance Management Agreement and the oversight of the Company’s and Blue Capital Re’s boards of directors.

Administrative Services Agreement. The Company has entered into an Administrative Services Agreement with the Manager, as amended on November 13, 2014 (the “Administrative Services Agreement”). Pursuant to the terms of the Administrative Services Agreement, the Manager provides Blue Capital with support services, including the services of our CEO, CFO and Secretary, as well as finance and accounting, internal audit, claims management and policy wording, modeling software licenses, office space, information technology, human resources and administrative support.

Amounts Incurred Under Service Agreements with

Sompo International

The following table summarizes the fees payable to the Manager pursuant to the Investment Management Agreement, the Underwriting and Insurance Management Agreement and the Administrative Services Agreement and certain other terms of these agreements:

Summary Description

Management Fee	The Manager is entitled to a management fee (the “Management Fee”) of 1.5% of our average total shareholders’ equity per annum, calculated and payable in arrears in cash each quarter (or part thereof) that the Investment Management Agreement is in effect. For purposes of calculating the Management Fee, our total shareholders’ equity means: (1) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the quarter of any such issuance), plus (2) our retained earnings as of the end of the most recently completed quarter (without taking into account any non-cash compensation expense incurred in current or prior periods), minus (3) any amount that we may have paid to repurchase our Common Shares on a cumulative basis since inception. It also excludes (x) any unrealized gains and losses and other non-cash items that have impacted shareholders’ equity as reported in our financial statements prepared in accordance with GAAP, other than unrealized gains and losses and other non-cash items relating to insurance-linked securities, and (y) one-time events pursuant to changes in GAAP after discussions between the Manager and our independent directors and approval by both a majority of our independent directors and the Manager for all such adjustments. As a result, our shareholders’ equity, for purposes of calculating the Management Fee, could be greater or less than the amount of shareholders’ equity shown on our financial statements.

Performance Fee	The Manager is entitled to a performance fee (the “Performance Fee”) calculated and payable in arrears in cash each quarter (or part thereof) that the Underwriting and Insurance Management Agreement is in effect in an amount, not less than zero, equal to the product of (1) 20% and (2) the difference between (A) our pre-tax, pre-Performance Fee Distributable Income for the then current quarter and (B) a hurdle amount calculated as the product of (i) the weighted average of the issue price per Common Share pursuant to each of our public or private offerings of Common Shares since our inception multiplied by the weighted average number of all Common Shares outstanding (including any restricted share units, any restricted Common Shares and other Common Shares underlying awards granted under our equity incentive plans), as further reduced by the amount, if any, by which our inception-to-date dividends to shareholders exceeds our inception-to-date GAAP net income, and (ii) 2% (equivalent to an 8% annualized hurdle rate); provided, however, that the foregoing Performance Fee is subject to a rolling three-year high water mark.

Term	We generally may not terminate the Investment Management Agreement, the Underwriting and Insurance Management Agreement or the Administrative Services Agreement until November 5, 2021, whether or not the Manager’s performance results are satisfactory. Each of these agreements renews automatically on November 5, 2021, and every three years thereafter, unless terminated in accordance with its terms. During the term of these agreements, we may not enter into any other investment management, underwriting and insurance management or services agreement.

Termination Fee	Upon any termination or non-renewal of either of the Investment Management Agreement or the Underwriting and Insurance Management Agreement (other than for a material breach by, or the insolvency of, the Manager), we will pay a one-time termination fee to the Manager equal to 5% of our GAAP shareholders’ equity, calculated as of the most recently completed quarter prior to the date of termination.

Expense Reimbursement	Under the terms of the Investment Management Agreement and the Underwriting and Insurance Management Agreement, we reimburse the Manager for various fees, expenses and other costs in connection with the services provided under the terms of these agreements. The only fees payable under the terms of the Administrative Services Agreement are to reimburse the Manager for various fees, expenses and other costs in connection with the services provided under the terms of that agreement, including the services of our CFO, modeling software licenses and finance, legal and administrative support.

During the year ended December 31, 2018, the Company incurred general and administrative expenses of $1.8 million pursuant to the Investment Management Agreement, $0.6 million pursuant to the Administrative Services Agreement and nil pursuant to the Underwriting and Insurance Management Agreement.

During the year ended December 31, 2017, the Company incurred general and administrative expenses of $2.4 million pursuant to the Investment Management Agreement, $0.6 million pursuant to the Administrative Services Agreement and $0.4 million pursuant to the Underwriting and Insurance Management Agreement.

As of December 31, 2018 and 2017, the Company owed Sompo International $1.0 million and $0.7 million for the services performed pursuant to the aforementioned agreements, respectively.

Credit Facility

On May 6, 2016, the Company entered into the 2016 Credit Facility with Endurance Investment Holdings Ltd. (the “Lender”), a wholly-owned subsidiary of Sompo International. The 2016 Credit Facility provides the Company with an unsecured $20.0 million revolving credit facility for working capital and general corporate purposes. Borrowings under the 2016 Credit Facility bear interest, set at the time of the borrowing, at a rate equal to the applicable LIBOR rate plus 150 basis points. A one-time fee of $20,000 was due to the Lender in connection with establishing the 2016 Credit Facility. The 2016 Credit Facility was amended on July 31, 2018 to extend its expiry to September 30, 2020 under identical terms. On November 30, 2018, Endurance Investment Holdings Ltd. was merged into its parent, Endurance Bermuda, and the obligations of the Lender were assumed by Endurance Bermuda.

The 2016 Credit Facility contains covenants that limit the Company’s ability, among other things, to grant liens on its assets, sell assets, merge or consolidate, or incur debt. If the Company fails to comply with any of these covenants, the Lender could revoke the facility and exercise remedies against the Company. In addition, in the event of a default in the performance of any of the agreements or covenants under certain management agreements with the Manager by the Company, the Lender has the right to terminate the 2016 Credit Facility. As of December 31, 2018, the Company was in compliance with all of its respective covenants associated with the 2016 Credit Facility.

On October 8, 2018, the Company borrowed $3.0 million under the 2016 Credit Facility. On December 21, 2018, the Company borrowed a further $1.0 million under the 2016 Credit Facility to support general corporate expense obligations for the period. As of December 31, 2018, the Company had $4.0 million outstanding borrowings under the 2016 Credit Facility. At December 31, 2017, the Company had no outstanding borrowings under the 2016 Credit Facility.

During the years ended December 31, 2018 and 2017, the Company paid interest on its borrowings under the 2016 Credit Facility of less than $0.1 million and nil, respectively.

During the years ended December 31, 2018 and 2017, the Company did not incur any facility or structuring fees in connection with the 2016 Credit Facility.

Shareholder and Registration Rights Agreement

Private Placement. Upon the completion of the initial public offering and through the Private Placement, Montpelier Reinsurance Ltd. purchased 2,500,000 Common Shares at a price of $20.00 per share. In connection with the Private Placement, we entered into a shareholder and registration rights agreement, dated November 12, 2013 (the “Shareholder and Registration Rights Agreement”), with Montpelier Re Holdings Ltd., now by operation of law, Sompo International.

Governance. Pursuant to the Shareholder and Registration Rights Agreement, Sompo International has the right to nominate two of our five directors (or, if the Board consists of more than five directors, not less than 40% of the total Board seats at any given time) until the later of the date on which: (i) Sompo International sells any Common Shares; and (ii) Sompo International owns less than 5% of the outstanding Common Shares. Sompo International also has the right to designate one of its nominees as Chairman.

Pursuant to the Shareholder and Registration Rights Agreement, for so long as Sompo International has the right to nominate two directors to the Board; (i) if the size of the Board is five, a quorum of the Board cannot exist unless at least one director nominated by Sompo International is present at a meeting of the Board; and (ii) if the size of the Board is greater than five, a quorum of the Board cannot exist unless at least two directors nominated by Sompo International are present at a meeting of the Board.

Registration Rights. Pursuant to the Shareholder and Registration Rights Agreement, we have granted Sompo International registration rights with respect to the Common Shares purchased in the Private Placement and any other Common Shares Sompo International may own. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to any registrations will be borne by us, other than underwriting discounts and commissions.

Demand Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International demand registration rights. We are required, upon the written request of Sompo International, to use our reasonable best efforts to effect registration of those Common Shares requested to be registered by Sompo International promptly after receipt of the request. We are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration.

Shelf Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International shelf registration rights. Sompo International may demand that we file a shelf registration statement with respect to some or all of the Common Shares it holds, and, upon such demand, we are required to use our reasonable best efforts to effect such registration.

Piggyback Registration Rights. The Shareholder and Registration Rights Agreement grants Sompo International piggyback registration rights. If we register any Common Shares, either for our own account or for the account of other security holders, Sompo International is entitled, subject to certain limitations, to include some or all of the Common Shares it holds in the registration.

Corporate Opportunities. Pursuant to the Shareholder and Registration Rights Agreement, Sompo International or any of its affiliates or any of its or their respective directors, officers, employees, partners or agents are permitted to engage in activities or businesses that are competitive with us and will have no duty to refrain from engaging in such activities or businesses. The Shareholder and Registration Rights Agreement also generally releases Sompo International or any of its affiliates or any of its or their respective directors, officers, employees, partners or agents from referring any business opportunity to us.

Preemptive Rights. Pursuant to the Shareholder and Registration Rights Agreement, we have granted Sompo International preemptive rights to participate, at Sompo International’s option, in any offerings of our equity securities. Sompo International’s preemptive rights entitle it to participate in any issuance of equity securities by us based on Sompo International’s pro rata portion of Common Shares that it holds at the time of such issuance.

General. The Shareholder and Registration Rights Agreement provides that, except as required by applicable law, neither we nor the Board shall take any action to cause the amendment of our organizational documents in a manner that is inconsistent with, or adverse to, Sompo International’s governance and related rights under the Shareholder and Registration Rights Agreement. In addition, our Bye-Laws will be read and construed as one with the Shareholder and Registration Rights Agreement, and the provisions of the Shareholder and Registration Rights Agreement are incorporated into such Bye-Laws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% Shareholders were complied with by such persons on a timely basis.

EXECUTIVE COMPENSATION

Named Executive Officer Compensation

We do not have any employees. We do not have the staff or capability to manage our underwriting or investment practices within our organization. Instead, we have outsourced these functions to the Manager, subject to oversight by our CEO, our CFO and the Board. Our CEO and CFO are employees of Sompo International and they provide us with these services pursuant to the Administrative Services Agreement and Investment Management Agreement.

Mr. McGuire, our CEO, Mr. Garside, our CFO, and Mr. Del Col, our Secretary, serve as our “Named Executive Officers.” None of our Named Executive Officers receives any compensation directly from the Company in exchange for their services as executive officers. Rather, Mr. McGuire’s and Mr. Del Col’s services are deemed to be encompassed within the Management Fee we are charged by the Manager under the Investment Management Agreement and Mr. Garside’s services are directly charged to us by the Manager under the Administrative Services Agreement. The compensation paid to each of our Named Executive Officers in respect of their services as executive officers is determined and paid by Sompo International.

While no portion of the compensation paid to Mr. McGuire or Mr. Del Col is specifically allocated or paid to them based on the services that they provide to us, we have reasonably estimated based on the approximate time and costs they allocate to the Manager in respect of the Company that the aggregate amount of compensation paid to them in respect of 2018 that may reasonably be associated with the services they provide to the Company as executive officers was approximately $312,000 in the aggregate, which represents 18% of the Management Fee we are charged by the Manager under the Investment Management Agreement. In addition, the Company pays the Manager a fixed service fee of $375,000 per annum for Mr. Garside’s services as CFO pursuant to the Administrative Services Agreement. Accordingly, the total compensation of our Named Executive Officers that may reasonably be associated with the services they provided to the Company in respect of 2018 was approximately $687,000 in the aggregate. We have reasonably estimated that a total of 41% of this compensation represents fixed pay and the remaining 59% represents incentive or variable pay. The variable incentive or variable portion of this compensation was paid based on the financial and strategic performance of Sompo International.

The following table summarizes the total compensation for each of the Company’s Named Executive Officers during the year ended December 31, 2018:

2018 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael J. McGuire, Chief Executive Officer	2018	—	22,238	57,900	80,138
	2017	—	24,721	58,725	83,446
Greg A. Garside, Chief Financial Officer	2018	375,000	—	—	375,000
	2017	375,000	—	—	375,000
John V. Del Col, Secretary	2018	—	22,238	52,192	74,430
	2017	—	24,721	38,285	63,006

(1)

The amounts set forth in this table with respect to Mr. McGuire and Mr. Del Col relate to compensation paid to them in respect of their service as members of the Board and do not relate to compensation in respect of their services as our executive officers. Pursuant to a letter agreement between Sompo International and each of Messrs. McGuire and Del Col, all of the compensation to which they are entitled to receive as members of our Board has been assigned and paid directly to Sompo International. As described above in “Executive Compensation—Named Executive Officer Compensation,” none of our Named Executive

Officers receives any compensation directly from the Company in exchange for their services as executive officers of the Company. The Named Executive Officers’ remuneration and benefits are determined and provided by Sompo International and they do not receive any direct compensation from the Company. Accordingly, no such amounts have been included for Messrs. McGuire and Del Col in the Summary Compensation Table. The amounts in the Salary column of the Summary Compensation Table represent the fixed annual service fee of $375,000 that the Company pays to the Manager for Mr. Garside’s services as CFO pursuant to the Administrative Services Agreement.
(2)

Represents the grant date fair value of RSU awards made during 2018 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 without regard to estimated forfeitures. See Note 8 to the 2018 Form 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs.

(3)

The amounts in this column in respect of 2018 represent (i) the amount of compensation earned by each of Mr. McGuire and Mr. Del Col for their service as members of our Board and (ii) dividend equivalents earned on outstanding RSUs held by each of Mr. McGuire and Mr. Del Col that were issued to them in respect of their service as members of our Board.

2013 Long-Term Incentive Plan

At the discretion of the Compensation Committee, incentive awards, the value of which are based on Common Shares, may be made to the Company’s directors, future employees and consultants.

The Company’s 2013 Long-Term Incentive Plan (the “2013 LTIP”), which was adopted by the Board on September 27, 2013, permits the issuance of up to one percent of the aggregate Common Shares outstanding (at the time of grant) to participants.

Incentive awards that may be granted under the 2013 LTIP include restricted share units (“RSUs”), restricted Common Shares, incentive share options (on a limited basis), non-qualified share options, share appreciation rights, deferred share units, performance compensation awards, performance units, cash incentive awards and other equity-based and equity-related awards.

As of December 31, 2018, there were 16,892 RSUs outstanding under the 2013 LTIP. The Compensation Committee intends to continue to provide each of its directors with an annual grant of RSUs with a grant-date fair value of approximately $25,000. The RSUs intended to be granted annually to the directors will be granted pursuant to the 2013 LTIP and will vest in three equal annual installments beginning on the first anniversary of the date of grant based on continuous service, payable in Common Shares at the time of vesting.

Outstanding Equity Awards at 2018 Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Michael J. McGuire (1)	3,473	19,102
Greg A. Garside	—	—
John V. Del Col (1)	3,000	16,500

(1)

Pursuant to a letter agreement between Sompo International and each of Messrs. McGuire and Del Col, all of the compensation to which they are entitled to receive as members of our Board has been assigned and paid directly to Sompo International.

(2)

Represents outstanding RSUs received as director compensation as of December 31, 2018. The RSUs vest in equal annual installments over the applicable award cycle on June 15 of each year following the year in which the grant is made.

(3)	The market value of all RSUs that have not vested was calculated using the $5.50 closing market price of Common Shares on December 31, 2018, as quoted on the NYSE.

Potential Payments Upon Termination or Change in Control

Our Named Executive Officers are not entitled to any payments upon termination of their service as executive officers of the Company or upon a change in control.

However, the RSUs that were granted to Mr. McGuire and Mr. Del Col in respect of their service as members of our Board will vest in full if, upon a change in control or within twenty-four (24) months thereafter, the director’s service as a member of our Board is terminated either (i) by the Company without cause or (ii) on account of death or disability. Any vesting or payments made in connection with such accelerated vesting will be assigned and paid directly to Sompo International pursuant to their letter agreements with Sompo International.

Director Compensation

Each of our directors receives, or is entitled to receive, the following compensation for services as a director: an annual cash retainer of $50,000 and an annual grant of RSUs with a grant-date fair value of approximately $25,000. The RSUs granted to our directors vest in three equal annual installments beginning on the first anniversary of the date of grant based on continuous service, payable in Common Shares at the time of vesting. The Chairman, Lead Director and any director who serves as Chair of the Compensation Committee also receives an additional annual cash retainer of $5,000, and any director who serves as Chair of the Audit Committee receives an additional annual cash retainer of $15,000.

The following table summarizes the total compensation earned by the Company’s independent directors during the year ended December 31, 2018. All of the compensation payable to Mr. McGuire and Mr. Del Col in respect of 2018 has been included in the “2018 Summary Compensation Table” included above and therefore Mr. McGuire and Mr. Del Col have not been included in this table.

Director	Fees Earned or Paid in Cash ($)	Share Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
John R. Weale	55,000	22,238	2,900	80,138
D. Andrew Cook	65,000	22,238	2,900	90,138
Eric Lemieux	55,000	22,238	2,900	80,138

(1)

Represents the grant date fair value of RSU awards made during 2018 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 without regard to estimated forfeitures. Each director received a grant of 2,128 RSUs on June 15, 2018. The RSUs awarded each vest in three equal annual installments on June 15 of each of the following three years based on continuous service. See Note 8 to the 2018 Form 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs. As of December 31, 2018, Messrs. Weale, Cook, and Lemieux each held 3,473 unvested RSUs.

(2)	Represents dividend equivalents earned on all outstanding RSUs held by the directors.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (THE “SAY-ON-PAY VOTE”)

In accordance with Section 14A of the Exchange Act, which Congress adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal gives you as a Shareholder the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the compensation as set forth in this proxy statement.

As described in detail earlier in this proxy statement under the heading “Executive Compensation,” none of our Named Executive Officers receives any compensation directly from the Company in exchange for their services as executive officers, and the compensation paid to each of them in respect of their services as executive officers is determined and paid by Sompo International.

We are asking our Shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our Shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO SELECT THE FREQUENCY OF THE SAY-ON-PAY VOTE

In accordance with Section 14A of the Exchange Act, which Congress adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is required to obtain a shareholder advisory vote as to how often we should include a proposal similar to Proposal 2 in this Proxy Statement, asking for a non-binding advisory vote approving the compensation paid to our Named Executive Officers. Therefore, we are asking Shareholders to express their preference as to whether the Company should include an advisory vote approving the compensation of our Named Executive Officers every year, every two years or every three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal. In considering their vote, Shareholders may wish to carefully review the information presented in connection with Proposal 2 the information regarding the compensation of our Named Executive Officers as disclosed under “Executive Compensation” of this Proxy Statement. While the Board intends to carefully consider the Shareholder vote resulting from this proposal, this is an advisory vote that will not be binding on the Board.

After careful consideration of the frequency alternatives, the Board recommends that you vote to hold an advisory vote on executive compensation every year. Holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate shareholder feedback on the compensation paid to our Named Executive Officers.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF “ONE YEAR” AS THE FUTURE FREQUENCY WITH WHICH SHAREHOLDERS WILL BE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT AUDITOR

On February 21, 2019, upon recommendation of the Audit Committee, the Board unanimously selected, subject to approval of Shareholders, Ernst & Young Ltd., an independent registered public accounting firm, to continue to serve as the independent auditor of the Company and its subsidiaries for the year ending December 31, 2019. In addition to this appointment, Shareholders are being asked to authorize the Board, acting by the Company’s Audit Committee, to set the remuneration for Ernst & Young Ltd. for the year ending December 31, 2019. Ernst & Young Ltd. has served as the Company’s independent registered public accounting firm since July 2015.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the year. During the year ended December 31, 2018, Ernst & Young Ltd. did not perform any non-audit services on behalf of the Company.

A representative of Ernst & Young Ltd. is expected to be present at the 2019 Annual Meeting and will have the opportunity to make statements and to respond to appropriate questions.

Professional Fees Billed to the Company

The following table presents fees billed for professional services rendered by Ernst & Young Ltd. during 2018 and 2017. The Audit Committee has considered whether the provisions of total services by Ernst & Young Ltd. are compatible with maintaining its independence with respect to the Company.

	Year Ended December 31,
	2018	2017
Audit Fees	$397,500	$325,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$397,500	$325,500

Audit fees for 2018 and 2017 consist of fees paid to Ernst & Young Ltd. for professional services for the audit of the Company’s annual consolidated financial statements, review of quarterly consolidated financial statements and services that are normally provided by independent auditors in connection with Sarbanes-Oxley Section 404 attestation services and regulatory filings or engagements.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4 CALLING FOR THE APPOINTMENT OF ERNST & YOUNG LTD., AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2019, AND TO AUTHORIZE THE BOARD, ACTING BY THE COMPANY’S AUDIT COMMITTEE, TO SET THEIR REMUNERATION.

OTHER MATTERS

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2019 Annual General Meeting of Members and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment or postponement thereof, the proxyholders will vote on such matters at their discretion.

Presentation of Financial Statements

In accordance with the Companies Act and Bye-Law 46, the Company’s audited consolidated financial statements for the year ended December 31, 2018 will be presented at the 2019 Annual Meeting. The Board has approved these financial statements. There is no requirement under Bermuda law that these financial statements be approved by Shareholders and no such approval will be sought at the meeting.

Householding

Unless it has received contrary instructions, the Company may send a single copy of the 2018 Form 10-K, this Proxy Statement or Notice of internet availability of Proxy Materials, as applicable, to any household at which two or more Shareholders reside if the Company believes the Shareholders are members of the same family. Each Shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below. Similarly, if you share an address with another Shareholder and together both of you would like to receive only a single proxy, follow these instructions: If your Common Shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. at (781) 575-2879 or toll free at (877) 373-6374, P.O. Box 30170, College Station, TX 77842-3170 (by mail) or 211 Quality Circle, Suite 210, College Station, TX 77845 (by courier, overnight mail or registered mail). For more information, go to http://www.computershare.com. If a bank, broker or other nominee holds your Common Shares, please contact your bank, broker or other nominee directly.

Other Information

The Company has filed the required certifications under Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosures as Exhibits 31.1 and 31.2 to the 2018 Form 10-K.

In 2018, the Company also filed the Written Affirmations required by NYSE Listed Company Manual Section 303A.

2020 SHAREHOLDER PROPOSALS AND NOMINATIONS

To be considered for inclusion in the Proxy Statement relating to the 2020 Annual General Meeting of Shareholders, Shareholder proposals must comply with Rule 14a-8 under the Exchange Act and be received by the Company no later than November 27, 2019, unless the Company changes the date of the 2020 Annual General Meeting of Shareholders by more than thirty days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s Quarterly Reports on Form 10-Q. If a Shareholder wishes to nominate an individual for election as a director at the 2020 Annual General Meeting of Shareholders or to properly bring other business before the 2020 Annual General Meeting of Shareholders, such Shareholder must provide notice of the Shareholder’s intention to do so in accordance with the procedures set forth in the Company’s Bye-Laws no later than February 8, 2020 and no earlier than January 9, 2020. If a Shareholder proposal is introduced at the 2020 Annual General Meeting of Shareholders without any discussion of the proposal in the Company’s Proxy Statement and the Shareholder does not notify the Company by February 8, 2020, as required by Rule 14a-4(c)(1) under the Exchange Act of the intent to raise such proposal at the Annual General Meeting, then such proxies received by the Company for the 2020 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

ADDITIONAL INFORMATION

The 2018 Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2018, is being mailed concurrently with this Proxy Statement. The 2018 Form 10-K does not form any part of the material for the solicitation of proxies. Upon written request of a Shareholder, we will furnish, without charge, a copy of the 2018 Form 10-K, as filed with the SEC. If you would like a copy of this proxy statement, please contact Blue Capital Reinsurance Holdings Ltd. at Waterloo House, 100 Pitts Bay Road, Pembroke HM08, Bermuda, Attn: Secretary. The Company’s Proxy Statement, 2018 Form 10-K and other proxy materials are also available at https://materials.proxyvote.com/G1190F, http://www.sec.gov and http://www.bcapre.bm. Information contained on such websites is not incorporated in this Proxy Statement.

APPENDIX A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction

For a director to be considered “independent” under the New York Stock Exchange (“NYSE”) rules, the Board of Directors of the Company (the “Board”), must determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). These Standards have been established in order to assist the Board in determining director independence with broad consideration of all relevant facts and circumstances and may be amended by the Board from time to time. These standards shall be interpreted in a manner consistent with the NYSE rules.

In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

II.	Definitions

References to the “Company” include any parent or subsidiary in a consolidated group with the Company.

The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in- law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III.	Employment Relationships

(1) A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. Employment as an interim Executive Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(2) A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV.	Compensation Relationships

(1) A director is not independent if the director has received, during any twelve-month period within the last three years, any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Executive Chairman or CEO or other executive officer need not be considered in determining independence under this test.

(2) A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.	Commercial and Charitable Relationships

(1) A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed fiscal year.

(2) A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships to be immaterial or nevertheless consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

VI.	Interlocking Directorates

A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII.	Other Relationships

(1) Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms-length basis.

(2) For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

VIII.	Additional Standards for the Audit Committee

In order to be considered independent as a member of the Audit Committee of the Board (the “Audit Committee”), a director of the Company must meet the following additional requirements of the U.S. Securities and Exchange Commission (the “SEC”).

(1) A director is not independent for the purposes of Audit Committee membership if the director receives, whether directly or indirectly, any consulting or advisory fees or other compensation from the Company, other than director and committee fees, fixed payments under a retirement plan for prior service with the Company or payments received as a shareholder of the Company. A member of the Audit Committee is considered to receive indirect compensation if: (A) the director is a partner, executive officer or holder of a similar position with an accounting firm, consulting firm, law firm or investment bank that receives payments for its services from the Company; or (B) the director’s spouse, child or stepchild receives any form of compensation from the Company.

(2) A director is not independent for the purposes of Audit Committee membership if the director is an affiliate of the Company, or any subsidiary of the Company. The SEC defines an affiliate as a person who directly or indirectly controls, is controlled by or is under common control with the Company. A director may qualify for the SEC safe harbor from being considered an affiliate if the director owns less than 10% of any class of the Company’s voting securities and is not an executive officer of the Company.

IX.	Additional Standards for the Compensation and Nominating Committee

In order for a director to be considered independent as a member of the Compensation and Nominating Committee of the Board (the “Compensation and Nominating Committee”), the following factors, among other relevant factors, must be considered as required by the SEC.

(1) In determining a director’s independence for the purposes of the Compensation and Nominating Committee, the source of compensation of the director should be considered, such as any consulting advisory or other fees paid by the Company to the director.

(2) In determining a director’s independence for the purposes of the Compensation and Nominating Committee, whether the director is an affiliate of the Company, or any the Company’s subsidiaries or affiliates, should be considered.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 406244 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 030QBC MMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote “FOR” the nominee in Proposal 1, “FOR” Proposals 2 and 4 and every A “1 YEAR” for Proposal 3. + 1. To fix the number of directors of the Company at five and to elect one Class C director nominee to the Company’s Board of Directors for a term ending in 2022. For Against Abstain 01 - Eric Lemieux For Against Abstain 2. To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”). 4. To appoint Ernst & Young Ltd., an independent registered public For Against Abstain accounting firm, as the Company’s independent auditor for 2019 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration. 1 Year 2 Years 3 Years Abstain 3. To select, by a non-binding advisory vote, the frequency of the Say-on-Pay Vote. NOTE. To consider such other business as may properly come before the Annual General Meeting of Shareholders or any adjournments or postponement thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS. The Proxy Statement and the 2018 Annual Report on Form 10-K are available at: https://materials.proxyvote.com/G1190F IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BLUE CAPITAL REINSURANCE HOLDINGS LTD. + FOR THE 2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2019 The undersigned appoints Greg A. Garside or failing him any other officer of Blue Capital Reinsurance Holdings Ltd. as proxy, to vote on behalf of the undersigned, all Common Shares of the undersigned at the 2019 Annual Meeting to be held May 8, 2019, and at any adjournment thereof, subject to any directions indicated on the reverse side. Your vote is important! Please complete, date, sign and return this form to Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville KY 40233-9814 in the accompanying envelope, which does not require postage if mailed in the United States. This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted as recommended by the Board of Directors as indicated on the reverse side and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2019 Annual Meeting. C Non-Voting Items Change of Address — Please print new address below. +